Exhibit 99.1

IXYS Corporation Announces December Quarter Results

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--February 5, 2009--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today reported net revenues of $58.3 million for the third fiscal quarter ended December 31, 2008 as compared with net revenues of $73.1 million for the same period in the prior fiscal year.

For the nine months ended December 31, 2008, IXYS reported net revenues of $215.3 million, as compared with net revenues of $225.2 million for the same period in the prior fiscal year.

"The December 2008 quarter proved challenging, as we faced a global economic slowdown. Keenly aware of constrained credit markets and recessionary environments, IXYS took proactive steps to adjust its plants and workforce. This resulted in a profitable quarter from operations, excluding the one-time charges. We continued our robust new product introductions and saw growth in some of our higher margin products,” stated Dr. Nathan Zommer, Chairman and CEO of IXYS.

Gross profit was $12.7 million, or 21.7% of net revenues, for the quarter ended December 31, 2008 as compared to gross profit of $20.8 million, or 28.4% of net revenues, for the same quarter in the prior fiscal year. Gross profit for the nine months ended December 31, 2008 was $61.2 million, or 28.4% of net revenues, as compared to a gross profit of $63.1 million, or 28.0% of net revenues, for the same period in the prior fiscal year.

Net loss for the quarter ended December 31, 2008 was $4.0 million, or $0.13 loss per diluted share, as compared to net income of $2.2 million, or $0.07 income per diluted share, for the same quarter in the prior fiscal year. Net income for the nine months ended December 31, 2008 was $7.6 million, or $0.23 per diluted share, as compared to net income of $13.2 million, or $0.39 per diluted share, for the same period in the prior fiscal year.

The results for the quarter ended December 31, 2008 included pre-tax adjustments of $3.7 million ($3.0 million, after tax effects) for impairment of goodwill related to the Clare acquisition and $3.0 million ($1.9 million, after tax effects) for inventory write-downs, which are in the nature of one-time events. Excluding the impact of these one-time adjustments, net income for the quarter ended December 31, 2008 would have been $940,000, or $0.03 per share, diluted, as compared to what was a net income of $2.2 million, or $0.07 per diluted share, for the same quarter in the prior fiscal year.

“Dictated by generally accepted accounting principles, management concluded that the $3.7 million goodwill remaining from the Clare acquisition was impaired, therefore it was written off. Furthermore, we examined our inventory. Applying generally accepted accounting principles, we took an additional one-time charge in the quarter of about $3.0 million to recognize inventory exposure. Except for these one-time charges, our net income would have been $940,000 or $0.03 per diluted share,” stated Uzi Sasson, COO and CFO.

Mr Sasson continued, “Due to global economic declines, some of our customers tapered back on purchase orders and delayed previously scheduled deliveries. In the face of on-going market volatility, we expect revenues in the March 2009 quarter to be relatively flat, as compared to the December 2008 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing power semiconductor technology-driven products to improve power conversion efficiency, generate clean energy, improve automation and provide advance products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power MOSFETs, IGBTs, Solid State Relays, GaAs based RF FETs and amplifiers and high voltage integrated circuits (HVIC) that are key to reducing the world’s dependence on fossil fuels. IXYS has provided its array of products to the renewable energy market since 1996 - products that enabled high efficiency wind energy generation and high efficiency solar photovoltaic electricity generation.

Non-GAAP Financial Information

Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the write-off for the impairment of goodwill and the impact of various adjustments to inventory, which are in the nature of one-time events. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to market volatility and our expectations for revenues in the March 2009 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business and disruptions in our production caused by our vendors, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended September 30, 2008, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
		Dec. 31,	Mar. 31,
		2008	2008
ASSETS
Current assets:
Cash and cash equivalents		$54,141	$57,234
Accounts receivable, net		36,264	50,270
Other receivables		1,569	2,282
Inventories, net		91,394	86,516
Prepaid expenses and other current assets		3,358	4,133
Deferred income taxes		6,766	7,578
Total current assets		193,492	208,013
Plant and equipment, net		56,519	58,033
Other assets		10,746	14,238
Deferred income taxes		12,473	13,546

Total assets		$273,230	$293,830

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations		$4,200	$4,890
Current portion of notes payable to bank		1,513	1,286
Accounts payable		15,414	21,489
Accrued expenses and other current liabilities		18,007	17,956
Total current liabilities		39,134	45,621
Capitalized lease and other long term obligations, net of current portion		28,828	30,752
Pension liabilities		13,966	17,228
Total liabilities		81,928	93,601

Common stock		360	354
Additional paid-in capital		130,233	132,125
Retained earnings		54,894	50,494
Accumulated other comprehensive income		5,815	17,256
Stockholders' equity		191,302	200,229

Total liabilities and stockholders' equity		$273,230	$293,830

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2008	2007	2008	2007

Net revenues	$58,337	$73,136	$215,308	$225,202
Cost of goods sold	45,683	52,381	154,095	162,054
Gross profit	12,654	20,755	61,213	63,148
Operating expenses:
Research, development and engineering	4,733	5,345	15,558	15,549
Selling, general and administrative	9,209	10,723	30,701	31,460
Impairment charges	3,749	-	3,749	-
Litigation provision	-	84	-	(5,895)
Total operating expenses	17,691	16,152	50,008	41,114

Operating income (loss)	(5,037)	4,603	11,205	22,034
Other income (expense), net	(260)	(1,307)	1,255	(1,911)

Income (loss) before income tax provision	(5,297)	3,296	12,460	20,123
Provision for (benefit from) income tax	(1,315)	1,079	4,899	6,953

Net income (loss)	$(3,982)	$2,217	$7,561	$13,170

Net income (loss) per share - basic	$(0.13)	$0.07	$0.24	$0.41

Weighted average shares used in per share calculation - basic	30,979	31,776	31,238	32,180

Net income (loss) per share - diluted	$(0.13)	$0.07	$0.23	$0.39

Weighted average shares used in per share calculation - diluted	30,979	32,995	32,236	33,454

GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)
	Quarter Ended		Nine Months Ended
	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07

Net (loss) income, as reported (GAAP)	$(3,982)	$2,217	$7,561	$13,170
Adjustments to GAAP net income (net of taxes):
Impairment charges	3,027	-	3,027	-
Additional E&O reserves	1,895	-	1,895	-
Release of litigation reserves	-	-	-	(3,555)

Non-GAAP net income	$940	$2,217	$12,483	$9,615

Net (loss) income per share-basic, as reported (GAAP)	$(0.13)	$0.07	$0.24	$0.41
Adjustments to GAAP net income per share-basic (net of taxes):
Impairment charges	0.10	-	0.10	-
Additional E&O reserves	0.06	-	0.06	-
Release of litigation reserves	-	-	-	(0.11)

Net income per share-basic, (non-GAAP)	$0.03	$0.07	$0.40	$0.30

Net (loss) income per share-diluted, as reported (GAAP)	$(0.13)	$0.07	$0.23	$0.39
Adjustments to GAAP net income (loss) per share-diluted (net of taxes):
Impairment charges	0.10	-	0.09	-
Additional E&O reserves	0.06	-	0.07	-
Release of litigation reserves	-	-	-	(0.10)

Net income per share-diluted, (non-GAAP)	$0.03	$0.07	$0.39	$0.29

Weighted average shares used in per share calculation
Basic	30,979	31,776	31,238	32,180
Dilutive weighted average share	625	1,219	998	1,274
Diluted	31,604	32,995	32,236	33,454

CONTACT:
IXYS Corporation
Uzi Sasson, COO & CFO, 408-457-9000